Exhibit 99.2

Positive ZIO-201 Interim Phase II Sarcoma Data Presented at European College of Clinical Oncology Annual (ECCO) Meeting

BARCELONA, Spain (September 25, 2007) - ZIOPHARM Oncology, Inc. (NASDAQ: ZIOP) announces that positive interim data from an ongoing phase II trial of ZIO-201 (isophosphoramide mustard- IPM) to treat refractory sarcoma patients were presented by Rashmi Chugh, MD, Principal Investigator from the University of Michigan at the 14th Annual European Cancer Conference (ECCO) meeting being held in Barcelona, Spain. The trial has now enrolled 51 patients with soft tissue sarcoma or osteosarcoma and the reported interim dataset included the first 31 evaluable patients. These patients were refractory to treatment, having undergone a median of four prior regimens. Key findings for these 31 evaluable patients at the time of analysis include:

•	In 14 of the 31 patients (45%), there is a clinically beneficial response including one partial response (PR), four minor responses (MR), and nine with stable disease (SD).
•	In patients with leiomyosarcoma, five of seven patients (71%), have stable disease or better; refractory leiomyosarcoma is very difficult to treat with any available therapies.
•	Of the 31 patients, 80% had previously been treated with ifosfamide (IFOS) while 20% were IFOS naïve; of the IFOS naïve, six of seven (86%) have stable disease or better.
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ZIO-201 is well tolerated with adverse events primarily mild to moderate and gastrointestinal or renal related, while no significant bone marrow suppression, alopecia (hair loss), or neurotoxicity were reported.

Sarcoma is a less well known and understood form of cancer with very few treatment alternatives following surgery. There is no Food and Drug Administration (FDA) approved agent to treat advanced/unresectable sarcoma.

Principal investigator, Rashmi Chugh, M.D, stated, “These positive interim results are encouraging with ZIO-201 clearly demonstrating clinical activity without the bone marrow suppression and neurotoxicities associated with IFOS treatment. These findings also suggest that ZIO-201 is a promising candidate to combine with other treatments to enhance activity without overlapping toxicities.”

Robert G. Maki, MD, PhD., co-leader of the Adult Sarcoma Disease Management Team at Memorial Sloan Kettering Cancer Center and not directly participating in this study, commented, “These interim data from a difficult-to-treat population demonstrate ZIO-201 to be a very promising drug candidate. We look forward to the maturation of data for the phase II trial with the expectation of an ensuing pivotal trial, as ZIO-201 could be of significant clinical benefit in the treatment of this disease.”

Positive ZIO-201 Interim Phase II Sarcoma Data Presented at European College of Clinical Oncology Annual (ECCO) Meeting

The Company expects to report final data at upcoming medical meetings, including the Connective Tissue Oncology Society Annual Meeting in November 2007.

About ZIO-201

ZIO-201, the active moiety of IFOS, is a bi-functional alkylator that causes irreparable inter-strand DNA cross-linking resulting in cell death. ZIO-201 is equal to or more active than ifosfamide (IFOS) in diverse cancer models. Unlike IFOS, which is a pro-drug, ZIO-201 is directly active against cancer cells. Also, unlike IFOS, ZIO-201 is not metabolized to acrolein or chloroacetaldehyde which cause bladder or central nervous system toxicities. ZIO-201 continues in a phase II trial in advanced sarcoma. Trials in ovarian and pediatric cancers are in the advanced planning stage. An oral form of ZIO-201 is in advanced preclinical development.

About ZIOPHARM Oncology, Inc.

ZIOPHARM Oncology, Inc. is a biopharmaceutical company engaged in the development and commercialization of a diverse, risk-sensitive portfolio of in-licensed cancer drugs to address unmet medical needs. The Company applies new insights from molecular and cancer biology to understand the efficacy and safety limitations of approved and developmental cancer therapies and identifies proprietary and related molecules for better patient treatment. For more information, visit www.ziopharm.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, and risks related to the Company's ability to protect its intellectual property and its reliance on third parties to develop its product candidates. The Company assumes no obligation to update these forward-looking statements, except as required by law.

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Contact:
Suzanne McKenna
Investors
(646) 214-0703
smckenna@ziopharm.com

Tina Posterli
Media
(917) 322-2565
tposterli@rxir.com